Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between David Fein (“Employee”) and Proto Labs, Inc. (the “Company”), effective as of May 8, 2019 (the “Effective Date”).

RECITALS

A.     Employee is employed by the Company.

B.     Employee and the Company are parties to an Employee Non-Disclosure and Inventions Assignment Agreement dated as of December 19, 2016 (the “Non-Disclosure Agreement”) and a Non-Competition Agreement dated as of December 19, 2016 (the “Non-Compete”) (collectively, the “Continuing Agreements”).

C.     Employee and the Company are parties to a Severance Agreement dated as of December 19, 2016 (the “Severance Agreement”).

D.     Employee has announced his desire to resign from the Company, and the Company and Employee have agreed that, subject to the terms and conditions of this Agreement, Employee’s employment with the Company will terminate effective as of May 31, 2019 (the “Anticipated Separation Date”).

E.     Employee and the Company have agreed to conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

F.     Employee and the Company desire to resolve all of Employee’s potential claims on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, Employee and the Company, intending to be legally bound, agree as follows:

AGREEMENT

1.           Employment During the Transition Period.

(a)     Transition Period. Subject to the terms and conditions of this Agreement, Executive and the Company agree that Employee’s employment with the Company will continue from the period commencing on the Effective Date and continuing until the earlier of (i) the Anticipated Separation Date, or (ii) the date on which Employee’s employment is terminated under Section 1(b) (the “Transition Period”). The effective date of the termination of Employee’s employment with the Company for any reason shall be the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (the “Code”) and is referred to herein as the “Separation Date.” Unless Employee’s employment is terminated before the Anticipated Separation Date as a result of Employee’s death or the Company terminating Employee’s employment for Cause (as defined in the Severance Agreement) based on actions of Employee occurring after the Effective Date, Employee’s termination of employment with the Company will be effective as of the Anticipated Separation Date.

(b)     Early Termination. Employee will not terminate Employee’s employment before the Anticipated Separation Date. Company will not terminate Employee’s employment before the Anticipated Separation Date for any reason other than Cause (as defined in the Separation Agreement). If, prior to the Anticipated Separation Date, Company terminates Employee’s employment for Cause, or Employee breaches this Agreement by terminating Employee’s employment before the Anticipated Separation Date, then Employee’s sole entitlement will be compensation that has been earned but not paid to Employee as of the Separation Date and Employee will not be eligible to receive the Severance Benefits (as defined below).

2.           Compensation and Benefits During the Transition Period.

(a)     Compensation. While Employee is employed by the Company during the Transition Period, the Company will continue to pay Employee the same base compensation Employee received immediately prior to the Effective Date, payable according to the Company’s regular payroll schedule (the “Transition Compensation”). The Transition Compensation will be subject to all legally required and authorized withholdings.

(b)     Benefits. While Employee is employed by the Company during the Transition Period, Employee shall remain eligible to participate in all employee benefit plans and programs generally available from time to time to employees of the Company, to the extent that Employee meets the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program during the Transition Period.

(c)      Expenses. The Company shall reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred by him in the performance of his duties and responsibilities for the Company during the Transition Period, subject to the Company’s normal policies and procedures for expenses verification and documentation.

(d)     No Additional Compensation. Except as set forth in Sections 2(a), 2(b) and 2(c), Employee will not be eligible to receive any other form of compensation of any kind during the Transition Period.

3.          Duties and Authority. During the Transition Period, the Company agrees that Employee will not be required to report to work or attend any internal or external work-related functions, and Employee agrees that all of Employee’s work-related activities will be coordinated through the Company’s Chief Executive Officer or Vice President of Human Resources. During the Transition Period, Employee will remain available, on a full-time basis, to assist with the transition of Employee’s work, and perform other, similar tasks as may be reasonably assigned by the Company. Employee shall follow all applicable policies and procedures previously adopted by the Company or adopted by the Company during the Transition Period, and shall not engage in any activity during the Transition Period that is detrimental or is reasonably likely to be detrimental to the Company’s best interests or that violates the terms of this Agreement or the Continuing Agreements. Provided Employee’s employment with the Company ends on the Anticipated Separation Date as contemplated by this Agreement, Proto Labs will respond to any employment reference request or verification by disclosing Employee’s dates of employment with Proto Labs, title, and that Employee voluntarily resigned from employment with Proto Labs effective May 31, 2019.

4.          Affirmation of the Continuing Agreements. Employee acknowledges entering into the Continuing Agreements, both as a condition of initial employment with the Company, and hereby reaffirms his commitments and obligations thereunder (the “Continuing Obligations”). Employee further acknowledges that he has copies of the Continuing Agreements, that he has reviewed the Continuing Agreements again before signing this Agreement and that he understands all of the Continuing Obligations. Employee acknowledges the Company’s right to enforce the Continuing Obligations in the event of Employee’s non-compliance or threatened non-compliance with the Continuing Obligations and Employee waives any argument that the Continuing Obligations are unenforceable for lack of consideration or on any other grounds.

5.           Severance Benefits.

(a)     Separation on the Anticipated Separation Date. Subject to the conditions in Section 5(b), if Employee’s employment with the Company terminates on the Anticipated Separation Date per the terms of this Agreement, then:

i.

the Company will pay to Employee an amount equal to one (1) times Employee’s annual base salary as of the Effective Date ($367,710.00), less applicable withholdings, payable over twelve (12) regularly scheduled payroll periods in accordance with the Company regular payroll cycle immediately following the Separation Date, provided, however, that any payments that otherwise would be payable on the Company’s regular payroll dates between the Separation Date and the expiration of the 15-day rescission period identified in the Release (as defined below) will be delayed until the Company’s first regular payroll date that is at least five (5) days after the expiration of the 15-day rescission period and included with the installment payable on such payroll date;

ii.

the Company will pay to Employee the amount of $45,000.00, less applicable withholdings, payable as a lump sum on the Company’s first regular payroll date that is at least five (5) days after the expiration of the 15-day rescission period identified in the Release;

iii.

if Employee was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the Separation Date, and if Employee (or Employee’s eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay to the insurance carrier(s) its share of the premiums due for Employee and Employee’s eligible dependents for twelve (12) months following the Separation Date or until such earlier time as Employee and/or Employee’s eligible dependents are no longer eligible for COBRA coverage; and

iv.

A pro rata portion of the time-based equity awards identified in Exhibit A hereto otherwise scheduled to next vest on February 13, 2020 (subject to Employee remaining employed through such date) shall vest effective as of the Separation Date, as set forth in Exhibit A.

The benefits described in Section 5(a)(i)-(iv) are referred to collectively for purposes of this Agreement as the “Severance Benefits”. Employee expressly acknowledges that, except with respect to pro rata vesting of certain equity awards in accordance with Section 5(a)(iv) above and Exhibit A hereto, all of Employee’s equity-related rights shall subject to the applicable equity-related award agreements between Employee and the Company and are unaffected by the terms of this Agreement or the Release (collectively, the “Separation Documents”).

(b)     Conditions. Employee’s receipt of any of the Severance Benefits under Section 5(a) is subject to Employee’s satisfaction of the following conditions: (i) Employee has signed this Agreement; (ii) Employee has signed a Release Agreement substantially in the form as attached to this Agreement as Exhibit B (the “Release”) within the consideration period identified in the Release; (iii) Employee has not rescinded the Release within the rescission period set forth in the Release; and (iv) Employee has not breached any of his obligations under this Agreement or the Continuing Agreements.

6.          Return Of Property. Upon the Separation Date, or at any earlier time upon request from the Company, Employee shall deliver promptly to the Company all the Company property that are in Employee’s possession or under Employee’s control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

7.          Entire Agreement. The Separation Documents, together with the Continuing Agreements and any equity-related award agreements between Employee and the Company (each of which shall remain in effect in accordance with its terms), constitute the entire agreement between the parties with respect to the subject matter of the Separation Documents, including the termination of Employee’s employment with the Company, and the Company and Employee agree that there were no inducements or representations leading to the execution of the Separation Documents except as stated in the Separation Documents. Executive specifically acknowledges and agrees that the Severance Agreement is terminated in its entirety and of no further effect as of the Effective Date.

8.          Amendment. This Agreement may be amended only by a writing that is signed by Employee and the Company.

9.          Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its agents, employees, successors, assigns, heirs, attorneys, trustees, estates and representatives. The rights and obligations of Employee under this Agreement shall not be subject to transfer or assignment by Employee without the written consent of the Company.

10.        Time to Consider the Agreement and its Exhibits; Consultation with an Attorney. Employee acknowledges that he has had adequate time to review and consider the Agreement and its Exhibits before executing this Agreement. Employee further acknowledges that he has consulted with an attorney of his selection before executing this Agreement. Employee is signing this Agreement voluntarily, and he intends this Agreement to be legally binding.

11.         Governing Law; Jurisdiction. The Separation Documents shall be interpreted and construed in accordance with the laws of Minnesota (without regard to conflict of laws principles). Any legal action related to or arising out of the Separation Documents shall be commenced exclusively in a state or federal court in Minnesota. The parties hereby consent to jurisdiction in the state or federal courts located in Minnesota and waive any defense based on lack of jurisdiction or inconvenient forum.

[Signature page follows]

Dated: May 8, 2019	/s/ David Fein
David Fein

Dated: May 10, 2019	PROTO LABS, INC.

	By:	/s/ Victoria M. Holt

	Its:	President and Chief Executive Officer

EXHIBIT A

Grant Date	Grant ID	Grant Type	Grant Price	Outstanding (as of the Effective Date)	Amount Vesting on May 31, 2019
12/19/2016	654	NQ	$54.20	3,835	225
12/19/2016	655	RSU	$0.00	1,110	108
2/13/2017	667	RSU	$0.00	3,858	377
2/13/2017	658	NQ	$58.35	4,535	266
2/12/2018	927	NQ	$105.75	2,682	197
2/12/2018	933	RSU	$0.00	1,756	171
2/11/2019	1321	NQ	$104.99	2,670	195
2/11/2019	1330	RSU	$0.00	2,358	173

A-1

EXHIBIT B

RELEASE AGREEMENT

Background

I.           I (David Fein) was employed by Proto Labs until the separation of my employment effective May 31, 2019 (my “Separation Date”).

II.         Proto Labs has offered to provide me certain Consideration (as defined below) subject to the terms and conditions of this Release Agreement (“Release”).

III.       It is my desire to accept the Consideration offered by Proto Labs in exchange for me agreeing to be bound by the terms of this Release and the Agreement (as defined below) and satisfying the terms and conditions identified in this Release, and to resolve all issues between me and the Company as set forth in this Release.

Agreements and Representations

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my means me (David Fein) and anyone who has or obtains any legal rights or claims through me.

B.

Proto Labs means Proto Labs, Inc., any entity related to Proto Labs, Inc. in the present or past (including without limitation, its predecessors, parents), subsidiaries, members, affiliates, and divisions) and any successors of Proto Labs, Inc.

C.

Company means Proto Labs; the present and past officers, directors, members, committees, shareholders (together with any officers, partners, managers members, employees, agents and affiliates of any such shareholder), and employees of Proto Labs; any company providing employment or employee benefit services to Proto Labs in the past or present; any company providing insurance to Proto Labs in the present or past; the present and past employee benefit plans sponsored or maintained by Proto Labs (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Proto Labs; and anyone who acted on behalf of Proto Labs or on instructions from Proto Labs.

D.	Agreement means the Transition and Separation Agreement between me and Proto Labs I signed on May 8, 2019.

E.

Continuing Agreements means the Employee Non-Disclosure and Inventions Assignment Agreement between me and Proto Labs effective December 19, 2016 and the Non-Competition Agreement between me and Proto Labs effective December 19, 2016.

F.	Consideration means the Severance Benefits, as defined in the Agreement.

G.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Proto Labs or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims arising out of or relating to any agreements (whether express or implied) to which I and the Company are parties;

4.

all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the ADA Amendments Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Minnesota Human Rights Act, Minnesota Statutes Chapter 181, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

5.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

6.

all claims for compensation of any kind, including without limitation, bonuses, commissions, equity awards or equity-based compensation in any form, vacation pay, perquisites, and expense reimbursements;

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

8.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

9.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include (i) any claims for unemployment benefits, (ii) any claims I have to any amounts under Proto Labs’ 401(k) plan, (iii) any claims I have under any equity-related award agreements between me and Proto Labs, (iv) any claims that the law does not allow to be waived, or (v) any claims that may arise after the date on which I sign this Release.

Agreement to Release My Claims. I will receive the Consideration from Proto Labs if I sign the Agreement and I sign and do not rescind this Release as provided below. I understand and acknowledge that this Consideration is in addition to anything of value that I would be entitled to receive from Proto Labs if I did not sign the Agreement and this Release or if I rescinded this Release. In exchange for that Consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims. Furthermore, I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

No Other Rights To Compensation. I understand and acknowledge that, except as provided in this Release, and subject to the terms and conditions of this Release, the Company is not obligated to make any payments to me of any kind and does not have any other outstanding obligations to me under any agreement or arrangement between me and the Company or under any Company plan or policy.

Additional Agreements and Understandings. Even though Proto Labs will provide Consideration for me to settle and release My Claims, Proto Labs does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims.

Affirmation of My Obligations Under the Agreement and the Continuing Agreements. I acknowledge entering into the Agreement, and that my receipt of the Consideration is contingent on, among other things, my signing the Agreement. I affirm my understanding of, and commitment to abide by, all of my obligations under the Agreement and the Continuing Agreements that survive the Separation Date.

No Unlawful Restriction. I understand and agree that nothing in the Agreement or this Release is intended to or will: (a) impose any condition, penalty, or other limitation on my rights to challenge this Release; (b) constitute an unlawful release of my rights; or (c) prevent or interfere with my ability or right to provide truthful testimony if under subpoena to do so, to file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, or to respond to a subpoena, court order or as otherwise provided by law.

Cooperation. In partial consideration for the Consideration being paid to me in connection with this Release, to the fullest extent permitted by law, I agree to cooperate with the Company’s reasonable requests, subject to my own availability, in: (a) providing information; (b) resolving questions; or (c) transitioning any responsibilities of information, pertaining to any matters which arose during my employment by Proto Labs about which I have or may have knowledge of the underlying facts or for which I had responsibility during my employment with Proto Labs.

Return Of Property. I represent that I have delivered to Proto Labs all Company property that was previously in my possession or under my control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have twenty-one (21) days after the day I receive this Release or my Separation Date, whichever is later, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day consideration period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day consideration period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to Proto Labs by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Proto Labs by hand or by mail within the 15-day revocation period. All deliveries must be made to Proto Labs at the following address:

Proto Labs, Inc.

Attn: Renee Conklin, Vice President of Human Resources

5540 Pioneer Creek Drive

Maple Plain, MN 55359

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Proto Labs at the address stated above.

Entire Agreement. The Agreement, the Continuing Agreements and this Release constitutes the entire agreement between me and the Company with respect to the subject matter of the Agreement, the Continuing Agreements and this Release, including the termination of my employment with the Company, and I agree that there were no inducements or representations leading to the execution of this Release except as stated in the Agreement and this Release. For avoidance of doubt, this Release does not modify or supersede any of the terms of the Agreement or the Continuing Agreements that survive the Separation Date, each of which will remain in full force and effect in accordance with the terms of the Agreement.

Amendment. This Release may be amended only by a writing that is signed by me and an authorized representative of Proto Labs.

Waiver. No term or condition of this Release shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by the Company of the breach or nonperformance of any provision of this Release by me will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Release.

Governing Law and Jurisdiction. This Release shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. Minnesota state or federal courts will have personal and subject-matter jurisdiction over any litigation arising out of or relating to this Release. Any action involving claims for interpretation, breach or enforcement of this Release shall be brought in such courts. I consent to personal jurisdiction over me in the state and/or federal courts of Minnesota and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.

Heirs, Successors, and Assigns. This Release shall be binding upon me and my heirs, administrators, representatives, or executors, and upon Proto Labs’ successors or assigns. No assignment of this Release may be made by me, and any such purported assignment shall be null and void. Proto Labs may assign its rights or obligations under this Release to any successor or assign of Proto Labs without further consent by me.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. In case any one or more of the provisions of this Release is determined invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired thereby.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Proto Labs. No child support orders, garnishment orders, or other orders requiring that money owed to me by Proto Labs be paid to any other person are now in effect.

I represent and confirm that, other than the Consideration (which is payable to me pursuant to the terms of the Agreement and this Release), I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I have earned through my employment with Proto Labs or that were due to me in connection with the termination of that employment.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release or the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:
David Fein